Curian/Neuberger Berman Risk Balanced Commodity Strategy Fund Ltd.

Investment Sub-Advisory Agreement

This Agreement is effective as of April 28, 2014, by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Neuberger Berman Fixed Income LLC, a Delaware limited liability company registered as an investment adviser with the Securities and Exchange Commission (“Sub-Adviser”).

Whereas, Adviser is the investment manager for the Curian/ Neuberger Berman Risk Balanced Commodity Strategy Fund (“Fund”), a series of the Curian Variable Series Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

Whereas, the Adviser represents that it has entered into an Investment Advisory and Management Agreement effective December 19, 2011, amendment effective March 1, 2012, amendment effective April 29, 2013, amendment effective July 1, 2013, amendment effective September 16, 2013, amendment effective December 31, 2013, and amendment effective April 28, 2014, (“Management Agreement”), with the Trust;

Whereas, the Adviser and Sub-Adviser are contemporaneously amending the Investment Sub-Advisory Agreement with respect to sub-advisory services to the Fund effective September 10, 2012, amendment effective December 31, 2012, amendment effective February 5, 2013, and amendment effective April 28, 2014 (“Fund Sub-Advisory Agreement”);

Whereas, Curian/Neuberger Berman Risk Balanced Commodity Strategy Fund Ltd. (the “Company”) is a wholly owned subsidiary of the Fund organized as a company exempt from tax under the laws of the Cayman Islands; and

Whereas, the Adviser represents that it has entered into an Investment Advisory and Management Agreement effective as of April 28, 2014 with the Company; and

Whereas, Adviser desires to retain Sub-Adviser as Adviser’s agent to furnish investment advisory services to the Company.

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.
Appointment.  Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Company for the period and on the terms set forth in this Agreement.  Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.	Delivery of Documents. Adviser has or will furnish Sub-Adviser with copies properly certified or authenticated of each of the following prior to the commencement of the Sub-Adviser’s services:

a)
The Memorandum of Association and Articles of Association of the Company, and all amendments thereto or restatements thereof (such Memorandum and Articles as presently in effect and as it shall from time to time be amended or restated, is herein called the “Memorandum of Association”);

b)
The Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended and under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”) and all amendments thereto insofar as such Registration Statement and such amendments provide disclosure regarding the Company; and

c)	Resolutions of the Board of Directors of the Company (the “Board of Directors”) authorizing the appointment of Sub-Adviser and approving this Agreement.

3.
Management.  Subject always to the supervision of the Adviser, who in turn is subject to the supervision of the Board of Directors, Sub-Adviser will furnish an investment program in respect of, make investment decisions for, and invest and reinvest, all assets of the Company and place all orders for the purchase and sale of securities, commodities, and derivatives thereon, and other financial instruments, including foreign or domestic securities and other financial instruments or property (including, without limitation, commodities and commodities-related instruments, financial and other futures, options and other derivative instruments of any type) (hereinafter collectively, “securities”), all on behalf of the Company.  In the performance of its duties, Sub-Adviser will monitor the Company’s investments, and will comply with the provisions of Memorandum of Association, as amended from time to time, and make investment decisions in conformity with the stated investment objectives, policies and restrictions of the Company as set forth in the applicable provisions of the Fund’s Registration Statement, which may be amended or supplemented from time to time, provided Sub-Adviser has received prior notice of any changes made to the investment objective, policies and restrictions of the Company and has been given a reasonable amount of time to implement any changes or amendments to such documentation, investment objectives, policies and restrictions.  Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Company and to consult with each other regarding the investment affairs of the Company.  Sub-Adviser will report to the Board of Directors and to Adviser with respect to the implementation of such program.

Notwithstanding any other provision of this Agreement, the Adviser agrees that the Sub-Adviser shall not be liable for any failure to recommend the purchase or sale of any security on behalf of the Company on the basis of any information which might cause such purchase or sale to, in the Sub-Adviser’s reasonable opinion, constitute a violation of any applicable laws, rules or regulations.

The Sub-Adviser further agrees that it:

a)	Will use the same skill and care in providing such services as it uses in providing services to its other client mandates for which it has investment responsibilities;

b)
In providing services hereunder to the Company, will act to materially conform with the applicable provisions of: Cayman Islands law, the 1940 Act, the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the Securities Exchange Act of 1934, as amended (“1934 Act”), and will comply with all applicable Rules and Regulations of the SEC in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities, including but not limited to compliance with Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Advisers Act;

c)	Exercise voting rights in respect of Company’s portfolio securities and other investments consistent with its fiduciary duties hereunder;

d)
Will report regularly to Adviser and to the Board of Directors, and periodically to the Trust's Board of Trustees (the “Board of Trustees”), in each case, as reasonably agreed between the Adviser and Sub-Adviser and will make appropriate persons available for the purpose of reviewing with representatives of Adviser, the Board of Directors, and the Board of Trustees at reasonable times agreed to by the Adviser and Sub-Adviser, the management of the Company, including, without limitation, review of the general investment strategies of the Company, the performance of the Company in relation to the specified benchmarks and will provide various other reports from time to time as reasonably requested by Adviser;

e)
Will prepare and maintain such books and records with respect to the Company’s  securities transactions in accordance with applicable law, and will furnish Adviser and Board of Directors such periodic and special reports as the Adviser may reasonably request;

f)	Will act upon reasonable instructions from Adviser not inconsistent with the fiduciary duties and investment objectives hereunder;

g)
Will treat confidentially and as proprietary information of Company all such records and other information relative to the Company maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Company, provided, however, that notwithstanding the foregoing, Sub-Adviser may disclose such information as required by applicable law, regulation or upon request by a regulator or auditor of Sub-Adviser; and

The Adviser and the Sub-Adviser each further agree that:

a)
to the extent that the Commodity Exchange Act, as amended (“CEA”), and the then-current Commodity Futures Trading Commission (“CFTC”) regulations require (i) registration by either party as a Commodity Pool Operator  Commodity Trading Advisor or membership with the National Futures Association, (ii) specific disclosures, or (iii) filing of reports and other documents, each shall comply with such requirements;

b)	Sub-Adviser shall comply with all requirements of the applicable CEA and then-current CFTC regulations that apply to Sub-Adviser with regard to the Company; and

c)
Adviser and Sub-Adviser shall each, to the extent relating to its respective duties and obligations under this Agreement, provide reasonable assistance to the other in fulfilling any disclosure or reporting requirements applicable to the Company under the CEA and/or then-current CFTC regulations.

4.
Custody of Assets.  Sub-Adviser shall at no time have the right to physically possess the assets of the Company or have the assets registered in its own name or the name of its nominee, nor shall Sub-Adviser in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets of the Company.  In accordance with the preceding sentence, Sub-Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Company.  All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the custodian.

The Sub-Adviser is authorized, as agent of the Adviser, to give instructions to the Company’s custodian with respect to the assets of the Company in order to carry out its duties under the terms of this Agreement, including with respect to the delivery of securities and other investments and payments of cash for the account of the Company.  The Sub-Adviser shall have no liability for the acts or omissions of any custodian of the Company’s assets.  The Sub-Adviser shall have no responsibility for the segregation requirement of the 1940 Act or other applicable law other than to notify the Company and Fund’s custodian of investments that require segregation and appropriate assets for segregation.

5.	Brokerage.

a)
The Sub-Adviser is responsible for and is hereby appointed as the Adviser’s agent with the authority to act in regard to making decisions to buy and sell securities for the Company, broker-dealer selection, and negotiation of brokerage commission rates.  Sub-Adviser shall have the express authority to (i) place orders for the execution of such securities transactions, including any derivative transactions, with or through such brokers, dealers, foreign currency dealers, futures commission merchants (“FCM”) or issuers as the Sub-Adviser may reasonably select; (ii) negotiate, execute and enter into brokerage contracts and other trading agreements, including but not limited to, futures account agreements, ISDA Master Agreements and other trading documents related thereto, on behalf of the Company, and (iii) negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions entered into by Sub-Adviser on behalf of the Company.  In order to meet margin or collateral requirements for futures, forwards and other derivative instruments, the Sub-Adviser may direct payments of cash, cash equivalents, and securities and other property into segregated accounts or FCM accounts established hereunder as the Sub-Adviser deems desirable or appropriate, provided that Sub-Adviser’s actions are in accordance with the terms of this Agreement, and applicable law;

b)
Upon reasonable request, Sub-Adviser will provide copies of brokerage agreements entered into by the Company to the Adviser, if applicable.  It is the Sub-Adviser’s general policy in selecting a broker to effect a particular transaction to seek to obtain “best execution”, which means prompt and efficient execution of the transaction at the best obtainable price with payment of commissions which are reasonable in relation to the value of the brokerage services provided by the broker; and

c)
Consistent with this policy, the Sub-Adviser, in selecting broker-dealers and negotiating commission rates, will take all relevant factors into consideration, including, but not limited to:  the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; the broker’s execution capabilities and any research provided by the broker that aids the Sub-Adviser’s investment decision-making process; and the value of the expected contribution of the broker-dealer to the investment performance of the Company  on a continuing basis. Subject to such policies and procedures and other written instructions as the Adviser or the Board of Directors may adopt, the Sub-Adviser shall have discretion to effect investment transactions through broker-dealers (including, to the extent permissible under applicable law, broker-dealer affiliates) who provide brokerage and/or research services, as such services are defined in section 28(e) of the 1934 Act, and to cause the Company to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Sub-Adviser’s overall responsibilities with respect to the Company and other accounts to which the Sub-Adviser exercises investment discretion (as such term is defined in section 3(a)(35) of the 1934 Act. Allocation of orders placed by the Sub-Adviser on behalf of the Company to such broker-dealers shall be in such amounts and proportions as the Sub-Adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations.  The Sub-Adviser will submit reports on brokerage placements to the Adviser as reasonably requested by the Adviser, in such form as may be mutually agreed to by the parties hereto, indicating the broker-dealers to whom such allocations have been made and the basis therefore.

d)
The Sub-Adviser shall not be liable for any act or omission of any brokerage firm or firms or counterparties designated by the Adviser or chosen by the Sub-Adviser with reasonable care except by reason of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in connection with selecting such brokerage firms or firms or counterparties.

6.
Expenses.  The Sub-Adviser shall bear all expenses incurred by it in connection with the performance of its services under this Agreement other than the cost (including brokerage commissions, transactional fees and taxes, if any) incurred in connection with purchases and sales of the Company’s portfolio securities..  The Company will bear the costs or other expenses to be incurred in its operations, as agreed to by the Company, the Fund and the Adviser.

All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser under the Management Agreement are borne by the Company, Fund or the Trust, as applicable.

7.
Compensation.  For the services provided and the expenses assumed pursuant to this Agreement and for sub-advisory services to the Company and as sub-adviser to the Fund, the Adviser will pay and the Sub-Adviser agrees to accept as full compensation therefor, a single sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Fund and the Company in accordance with Schedule B of the Fund Sub-Advisory Agreement.

8.
Services to Others.  Adviser understands, and has advised the Board of Directors, that Sub-Adviser, its affiliates, principals, members, directors, officers and employees now, or may in the future render the same, similar or dissimilar services, including investment advisory and management services, to others, including investment companies, funds, firms,

 individuals, associations or accounts.   Adviser has no objection to Sub-Adviser acting in such capacities and Sub-Adviser, its affiliates, principals, members, directors, officers and employees shall not be limited or restricted from providing such services, provided that whenever the Company and one or more other investment advisory clients of Sub-Adviser,  its affiliates, principals, members, directors, officers and employees have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Sub-Adviser to be equitable to each.  Sub-Adviser may group orders for the Company with orders for other funds and accounts to obtain the efficiencies that may be available on larger transactions when it determines that investment decisions are appropriate for each participating account.  Sub-Adviser cannot assure that such policy will not adversely affect the price paid or received by the Company.  Adviser recognizes, and has advised the Board of Directors, that in some cases this procedure may adversely affect the size and the opportunities of the position that the Company may obtain in a particular security.  In addition, Adviser understands, and has advised the Board of Directors, that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.
Limitation of Liability. Sub-Adviser, its officers, directors, employees, agents or affiliates will not be subject to any liability to the Trust, Adviser or the Company or their directors, officers, employees, agents or affiliates for any error of judgment or mistake of law or for any loss suffered by the Company, the Trust, any shareholder of the Company or the Adviser either in connection with the performance of Sub-Adviser's duties under this Agreement or its failure to perform due to events beyond the reasonable control of the Sub-Adviser or its agents, except for a loss resulting from Sub-Adviser's willful misfeasance,  or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.  Cayman Island, and United States’ State and Federal securities laws may impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which Sub-Adviser may have under any applicable laws.

Under no circumstances shall any party hereto be liable to another for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

10.
Indemnification.  Adviser and the Sub-Adviser each agree to indemnify the other party (and each such party’s affiliates, employees, directors and officers) against any claim, damages, loss or liability (including reasonable attorneys' fees) arising out of any third party claims brought against an indemnified party that are found to constitute willful misfeasance or gross negligence on the part of the indemnifying party.

11.
Duration and Termination.  The Agreement will become effective as to the Company upon execution or, if later, on the date that initial capital for the Company is first provided to it and, unless sooner terminated as provided herein, will continue in effect through December 31, 2015.  Thereafter, if not terminated, this Agreement will continue from year to year through December 31st of each successive year following the initial two year period, provided that such continuation is specifically approved at least annually by the Board of Directors.  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, on sixty days’ written notice by the Adviser, or on sixty days’ written notice by the Sub-Adviser.  This Agreement will immediately terminate (x) in the event of its assignment or (y) upon the termination of the Fund Sub-Advisory Agreement. Sections 9 and 10 herein shall survive the termination of this Agreement.

12.           Acknowledgements of Adviser.  Adviser acknowledges and agrees that:

a)
If the Sub-Adviser is registered as a Commodity Trading Advisor under the CEA, the Adviser consents to the Sub-Adviser’s treatment of the Company as an exempt account under CFTC Rule 4.7 (including but not limited to compliance with the alternative disclosure and recordkeeping standards available to exempt accounts under CFTC Rule 4.7) with respect to the Company’s trading in commodity interests, provided that the Sub-Adviser has duly filed a notice of claim for such relief pursuant to Rule 4.7(d). The Adviser will take reasonable steps to cooperate with the Sub-Adviser in connection with establishing and maintaining such exemption under Rule 4.7, including, upon request, confirming whether the Company is a “qualified eligible person” as defined in Rule 4.7.

b)
If the Adviser is excluded from the definition of a commodity pool operator under CFTC Rule 4.5 with respect to a Fund, the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Rule 4.5 (c) with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Rule 4.5(c)(5).

c)
The Adviser hereby acknowledges that not less than forty-eight (48) hours before the date it has executed this Agreement, it received from the Sub-Adviser a copy of the Sub-Adviser’s most recent Form ADV, Part 1 as filed with the Securities and Exchange Commission and Part 2 as required by Rule 204-(3) of the Advisers Act;

d)
The Trust is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Adviser will promptly notify the Sub-Adviser if the Trust ceases to be a QIB;

e)
The assets in the Company are free from all liens and charges and undertakes that no liens or charges will arise from the acts or omissions of the Adviser and the Trust which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Company with respect to any investments made pursuant to the Prospectus; and

f)
The Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Company or for the Adviser, and does not have access to all of the Company’s books and records necessary to perform certain compliance testing.  To the extent that the Sub-Adviser has agreed to perform the services specified in Section 3 hereof in accordance with applicable law (including Section 851 of the Internal Revenue Code of 1986, as amended,  the Act and the Advisers Act (“Applicable Law”)) and in accordance with the Trust documents, policies and determinations of the Board of Trustees of the Trust and the Adviser, and the relevant Prospectus (collectively the “Charter Requirements”) the Sub-Adviser shall perform such services based upon its books and records with respect to the Company, which comprise a portion of the Trust’s books and records, and upon written instructions received from the Company, the Adviser or the Trust’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Company, the Adviser or the Trust’s administrator.  The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade on behalf of securities of certain specified Adviser or the Trust’s affiliates, the Sub-Adviser shall be notified and afforded five business days after receipt of such instruction to implement this trading restriction).

13.
Confidential Treatment.  All information and advice furnished by one party to the other party (including their respective agents, employees, and representatives and the agents, employees, and representatives of any affiliates) hereunder shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto, except (i) as required by applicable laws, rules and regulations, subpoenas, and court orders, or (ii) with respect to disclosure to a party’s officers, directors, employees, agents, representatives and professional advisors, and the agents and employees of any affiliates of the party, that need to know such information solely in connection with the performance of such party’s duties and obligations under this Agreement. In the event that any party is required to disclose the confidential information of the other party in accordance with subparagraph (i) above, such party will give notice to the other party whose confidential information is the subject of such request as soon as reasonably practicable so that such party may seek an appropriate protective order. It is understood that any information or recommendation supplied by, or produced by, Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the officers, directors or employees of the Adviser and the Company that have a need to know such information in connection with its duties and obligations and shall not be disclosed to any third party without the prior consent of the Sub-Adviser, the Adviser and the Company.  Furthermore, except as required by law, or as agreed to by the Adviser and Sub-Adviser, the Adviser and Company will not disclose any list of securities held by the Company.

14.
Use of Name:  If the Sub-Adviser shall cease to furnish services to the Company under this Agreement or similar contractual arrangement, for any reason whatsoever, the Company or the Adviser, at its expense:

a)
as promptly as practicable, shall take all necessary action to cause the Prospectus, Statement of Additional Information, Memorandum of Association and any other relevant documentation to be amended to accomplish a change of name to eliminate any reference to “Neuberger Berman Fixed Income LLC” or “Neuberger Berman”; and

b)
within 60 days after the termination of this Agreement or such similar contractual arrangement, shall cease to use in any other manner, including, but not limited to, use in any sales literature or promotional material, the name “Neuberger Berman”  or any name, mark or logo type (the “NB Marks”) derived from it or similar to it or indicating that the Company is managed by or otherwise associated with the Sub-Adviser or misleadingly implying a continuing relationship between the Company and the Sub-Adviser or any of its affiliates, unless such use is with respect to reporting historical performance information of the Company during a period when such use of name was authorized or as agreed upon by both parties.

15.	Entire Agreement; Amendment of this Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Company. No provision of this

 Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

16.	Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as designated herein.

a)	To Adviser:
Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI 48951
Attn: Legal Department – Contracts Administrator

b)	To Sub-Adviser:
Neuberger Berman Fixed Income LLC
Attention: Client Service
190 South LaSalle Street, Suite 2400
Chicago, IL 60603
Tele: 312 325 7700
Fax: 312 325 7722
E-mail: NBclientservicesUS@nb.com

17.
Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

Sub-Adviser represents and the Adviser acknowledge and agree, that Sub-Adviser and its affiliates are the sole owner of the name “Neuberger Berman” and certain logos associated with such names (the “NB Marks”).  The Trust and Adviser agree that the NB Marks are the valuable property of the Sub-Adviser and Sub-Adviser’s affiliates.  The Trust and Adviser shall have the right to use the NB Marks only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.  Sub-Adviser agrees that the Trust and the Adviser have the right to use “Neuberger Berman” in the names of the Funds as set forth in Schedule A to this Agreement for so long as this Agreement is in effect.

18.
Applicable Law.   This Agreement shall be governed by the laws of the State of Michigan; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules promulgated thereunder.

.
19.
Counterpart Signatures.  This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

20.	CFTC Disclosure Relief. In lieu of a disclosure document ordinarily required under Part 4 of the regulations of the CFTC, the Sub-Adviser is required to advise Adviser of the following:

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE

PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Agreement to be executed as of this 19th day of March, 2014, effective April 28, 2014.

Curian Capital, LLC

By:       /s/Michael A. Bell

Name:    Michael A. Bell

Title:      President and Chief Executive Officer

Neuberger Berman Fixed Income LLC

By:      /s/Robert Conti

Name:   Robert Conti

Title:     Managing Director